EXHIBIT 99.1

P.O. Box 4323
Houston, TX 77210
(713) 381-6500
Enterprise GP Holdings Acquires Ownership Interests in
Two Publicly Traded Partnerships
     Houston, Texas (May 7, 2007) – Enterprise GP Holdings L.P. (NYSE: EPE), which owns the general partner of Enterprise Products Partners L.P. (NYSE: EPD), today announced the completion of two separate transactions totaling approximately $2.8 billion that involve the purchase of equity interests in the general partners and limited partner interests in each of TEPPCO Partners, L.P. (NYSE: TPP) and Energy Transfer Equity, L.P. (NYSE: ETE). With these transactions, Enterprise GP Holdings becomes the first publicly traded partnership to own interests, either directly or indirectly, in the general partners of multiple publicly traded partnerships: Enterprise Products Partners, TEPPCO Partners, Energy Transfer Equity, Energy Transfer Partners, L.P. (NYSE: ETP) and Duncan Energy Partners L.P. (NYSE: DEP). Enterprise GP Holdings now has one of the most diversified cash flow streams of any publicly traded energy partnership and its long-term growth prospects have been further enhanced. These transactions are expected to be immediately accretive and increase distributable cash flow per unit in 2008 by more than 10 percent.
     Enterprise GP Holdings has purchased all of the member interests in Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO, and 4.4 million TEPPCO common units, or approximately 4 percent of TEPPCO’s outstanding common units, from affiliates of privately held EPCO, Inc. (“EPCO”). In exchange, EPCO received approximately 14.2 million Class B units and 16.0 million Class C units, together valued at approximately $1.1 billion. The Class B units have the same attributes as Enterprise GP Holdings’ common units except these units do not currently have voting rights on general matters as the holders of Enterprise GP Holdings units do. The Class C units do not currently have voting rights on general matters as the holders of Enterprise GP Holdings units do, and will not receive or accrue quarterly cash distributions until the cash distribution declared with respect to the first quarter of 2009, which is expected to be paid in May 2009. The transaction was reviewed and unanimously approved by Enterprise GP Holdings’ Audit, Conflicts and Governance Committee.
     In the second transaction, Enterprise GP Holdings acquired approximately 39 million common units, or approximately 17.6 percent of the outstanding common units of Energy Transfer Equity, a publicly traded partnership that owns 100 percent of the general partner of Energy Transfer Partners and approximately 62.5 million common units of Energy Transfer Partners. In addition, Enterprise GP Holdings purchased an approximate 34.9 percent, non-controlling interest in LE GP, LLC, the general partner of Energy Transfer Equity. The total value of this transaction was approximately $1.65 billion.
     “These acquisitions reflect our ongoing strategy of pursuing attractive investments in general partners that offer long-term distribution growth, increase the value of Enterprise GP Holdings and add multiple streams of cash flow,” said Michael A. Creel, president and CEO of Enterprise GP Holdings L.P. “Through our interests in TEPPCO, we gain exposure to the stable and growing cash flows from its refined products and crude oil transportation and terminaling businesses, and through our interests in Energy Transfer Equity, we have achieved one of our long-stated objectives of investing in interstate natural gas pipelines. Based on current distribution rates, Enterprise GP Holdings will now receive over $260 million of distributions per year originating from five publicly traded partnerships.”
     The aggregated assets of the five separate partnerships consist of approximately 59,500 miles of pipelines that transport natural gas, NGLs, refined products, crude oil and petrochemicals; 103 billion cubic feet of working natural gas storage capacity; 168 million barrels of NGL storage capacity; 27 million barrels of refined products and crude oil terminal capacity; 39 natural gas processing and treating facilities; 14 NGL and petrochemical fractionation and butane isomerization plants; and a world-class NGL import/export facility.

     Enterprise GP Holdings purchased the common units of Energy Transfer Equity from Ray C. Davis, co-CEO and co-chairman of Energy Transfer Partners, Natural Gas Partners VI, L.P. and certain of their respective affiliates. The selling unitholders continue to have a significant ownership interest in Energy Transfer Equity as this purchase represents approximately one-half of their respective holdings in the partnership. Enterprise GP Holdings and Kelcy L.Warren, Energy Transfer Partners’ other co-CEO and co-chairman, now hold the largest interests in Energy Transfer Equity, with each owning approximately 39 million common units and 34.9% of LE GP.
     “We have admired the partnership that Kelcy Warren and Ray Davis have built, especially their recent acquisition of the Transwestern interstate natural gas pipeline,” Creel continued. “The purchase of the Energy Transfer Equity units was an attractive opportunity to make a meaningful investment in the general partner of Energy Transfer Partners, which has been one of the best-performing partnerships. ETP has a number of significant pipeline projects under construction that are expected to support its distribution growth over the next several years, and it also has one of the best distribution coverage ratios in the partnership sector. We are pleased to invest alongside Kelcy and Ray.”
     These transactions have no effect on the management teams or operations of TEPPCO, Energy Transfer Equity or Energy Transfer Partners. Jerry E. Thompson will continue to serve as president and CEO of TEPPCO, and Mr. Davis and Mr. Warren will continue to serve as co-chairmen of the boards of the general partner of both Energy Transfer Equity and Energy Transfer Partners’, as well as co-CEOs of Energy Transfer Partners.
     Enterprise GP Holdings executed a $1.9 billion, interim credit facility to purchase the common units of Energy Transfer Equity and to prepay and terminate approximately $155 million of borrowings under its existing credit facility. The interim financing was arranged by Citi and Lehman Brothers Inc. with Scotia Capital, SunTrust Bank and Mizuho Corporate Bank, Limited serving as documentation agents.

     Citi advised Enterprise GP Holdings with respect to the purchase of Energy Transfer Equity common units. Lehman Brothers Inc. advised EPCO on the disposition of TEPPCO’s general partner and common units.
     Robert G. Phillips, a director, CEO and president of the general partner of Enterprise Products Partners, has resigned from the board of directors of the general partner of Enterprise GP Holdings to avoid any potential future conflicts of interests and to focus on the operations of Enterprise Products Partners and its subsidiaries. Randa Duncan Williams will succeed Mr. Phillips as a director on the board of the general partner of Enterprise GP Holdings. Ms. Williams is a director, CEO and president of EPCO, Inc. and formerly served as a director on the board of the general partner of Enterprise Products Partners.
     Enterprise GP Holdings will host a conference call on Tuesday, May 8, 2007, at 8 a.m. CDT to discuss these transactions with security analysts and investors. You may access the call, which will be broadcast live on the Internet, through the company’s website at www.enterprisegp.com.
     Enterprise GP Holdings is one of the largest publicly traded GP partnerships with an enterprise value of approximately $6.4 billion. It owns the general partner and limited partner interests in Enterprise Products Partners L.P., TEPPCO Partners, L.P. and Energy Transfer Equity, L.P. For more information on Enterprise GP Holdings L.P., visit its website.
     Enterprise Products Partners L.P. is one of the largest publicly traded partnerships with an enterprise value of approximately $18 billion, and is a North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals. Enterprise transports natural gas, NGLs and crude oil through more than 35,000 miles of onshore and offshore pipelines. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services. For more information, visit Enterprise on the web at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly owned by Enterprise GP Holdings L.P.

     TEPPCO Partners, L.P. is a publicly traded partnership with an enterprise value of more than $5 billion, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined products and LPGs in the United States; owns and operates petrochemical and NGL pipelines; is engaged in transportation, storage, gathering and marketing of crude oil; owns and operates natural gas gathering systems; and has ownership interests in Jonah Gas Gathering Company, Seaway Crude Pipeline Company, Centennial Pipeline LLC and an undivided ownership interest in the Basin Pipeline. Texas Eastern Products Pipeline Company, LLC, a subsidiary of Enterprise GP Holdings L.P., is the general partner of TEPPCO Partners, L.P. For more information, visit TEPPCO’s web site at www.teppco.com.
     Energy Transfer Equity, L.P. owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partner units. Together ETP and ETE have a combined enterprise value approaching $20 billion.
     This press release contains various forward-looking statements and information that are based on Enterprise GP Holdings’ beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise GP Holdings. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise GP Holdings or Enterprise Products Partners, TEPPCO Partners, Energy Transfer Equity or Energy Transfer Partners (collectively, the “Related Companies”) for future operations, are intended to identify forward-looking statements. Although Enterprise GP Holdings and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise GP Holdings nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise GP Holdings’ actual results may vary materially from those it anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Related Companies’, and, in turn, Enterprise GP Holdings’ results of operations and financial condition are:
•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	the effects of the Related Companies’ debt level on its future financial and operating flexibility;

•	a reduction in demand for the Related Companies’ products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by the Related Companies’ facilities;

•	the failure of the Related Companies’ credit risk management efforts to adequately protect it against customer non-payment;

•	terrorist attacks aimed at Related Companies’ facilities; and

•	the failure of any Related Company to successfully integrate operations with companies, if any, that they may acquire in the future.
     Enterprise GP Holdings has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635
###